Exhibit 7.06

RANDOLPH K. REPASS 2016 GRANTOR RETAINED ANNUITY TRUST

THIS IS A TRUST AGREEMENT dated March 1, 2016 between Randolph K. Repass of Santa Cruz County, California (the "Trustor") and Randolph K. Repass and James W. Suozzo as Trustees.

WHEREAS, the Trustor desires to create a trust (called a "GRAT" in this Trust Agreement) and to retain a "qualified interest" in the GRAT within the meaning of Code Sec. 2702(b)(1) and §25.2702-3 of the Regulations (hereinafter, a "Qualified Interest");

NOW, THEREFORE, the Trustor hereby irrevocably transfers property described on Schedule A hereto annexed to the Trustees, IN TRUST, and the Trustees agree to accept the property and to hold, manage and distribute the property under the terms of this Trust Agreement.

ARTICLE I

Trust Name

This Trust Agreement and the GRAT hereunder may be referred to as the Randolph K. Repass 2016 Grantor Retained Annuity Trust.

ARTICLE II

Payments During GRAT Term

A. Pay to Recipient.  During each year of the GRAT term, the Trustees shall pay the Annuity Amount defined below to the Trustor during the Trustor's life and after the Trustor's death to the Trustor's estate (hereinafter referred to as the "Recipients").

B. Definition of Annuity Amount.  The Annuity Amount to be distributed in the first year of the GRAT term shall be that amount which, if not exactly a whole dollar amount, shall be rounded up to the nearest whole dollar, expressed as a percentage of the fair market value as finally determined for Federal gift tax purposes, of the property initially contributed to the GRAT, paid as provided herein, such that, by increasing the Annuity Amount in each succeeding year of the GRAT term by twenty percent (20%), the value of the remainder interest, as finally determined for Federal gift tax purposes, shall equal the greater of (1) One-Tenth of One Percent (0.10%) of the fair market value of the property initially contributed to the GRAT as finally determined for Federal gift tax purposes, at the time of such initial contribution (or, if it is not mathematically possible for the remainder to equal exactly One Tenth of One Percent (0.10%), then that percentage that can be mathematically determined which is closest to but less than One Tenth of One Percent (0.10%) and (2) the smallest amount such that the Annuity Amount will constitute a “qualified annuity interest” within the meaning of Reg. § 25.2702-3(b)(1).  The Annuity Amount to be distributed in each succeeding year of the GRAT term shall be one hundred twenty percent (120%) of the Annuity Amount for the immediately preceding year.

C. Frequency and Source of Payments.  The Annuity Amount shall be paid on the day before the anniversary of the initial funding of the GRAT from income and, to the extent income is not sufficient, from principal.  In accordance with Reg. 25.2702-3(b)(4), each payment of the Annuity Amount must be made no later than one hundred five (105) days after the payment date to which it relates.  The Trustees are prohibited from issuing a note, other debt instrument, option or similar financial arrangement in satisfaction of the annuity payment obligation.

D. Excess Income Added to Principal.  Any income of the GRAT for a year not otherwise disposed of pursuant to this Trust Agreement shall be added to principal.

E. Incorrect Valuation.  If the net fair market value of the GRAT assets is incorrectly determined, then within a reasonable period after the value is finally determined for Federal tax purposes, the Trustees shall pay to the Recipients (in the case of an undervaluation) or receive from the Recipients (in the case of an overvaluation) an amount equal to the difference between the Annuity Amounts properly payable and the Annuity Amounts actually paid.

F. Prohibited Payments and Commutation.  During the GRAT term, no payment shall be made to any person other than the Recipients.  Any Recipient's interest in the GRAT shall neither be commuted, prepaid, nor satisfied by the issuance of a note, other debt instrument, option or other similar financial arrangement.

G. Payments to Vest.  If any portion of the annuity payable to the Trustor or the Trustor’s estate, as the case may be, on a particular date is not distributed in its entirety by the Trustees to the Trustor or the Trustor’s estate, as the case may be, by the end of the last day (the “Annuity Amount due date”) on which it must be paid in order for the Annuity Amount to be treated as a Qualified Interest, including any applicable grace period (such unpaid portion of the Annuity Amount being hereinafter sometimes referred to as the “undistributed Annuity Amount”), then, at the end of the Annuity Amount due date, the Annuity Property (as hereinafter defined) held by the trustee shall vest absolutely in the Trustor or the Trustor’s estate, as the case may be.  The trust shall immediately terminate as to the Annuity Property, and the Trustees, in the Trustees' capacity as Trustees, shall have no further duties, power, authority or discretion to administer the Annuity Property notwithstanding any provision of applicable law or this Trust Agreement to the contrary.  If the Annuity Property shall remain in the hands of the Trustees after the Annuity Amount due date, the Trustees shall hold such property exclusively as nominee and agent for the Trustor or the Trustor’s estate, as the case may be.  The Trustor hereby authorizes the Trustees, but only as nominee and agent for the Trustor or the Trustor’s estate, as the case may be, to invest the Annuity Property on the Trustor’s behalf or on behalf of the Trustor’s estate, as the case may be, with the same authority as the Trustor or the Trustor’s estate, as the case may be, could individually.  The Trustees, both as Trustees and as such nominee and agent, is hereby relieved of any liability for commingling assets that have vested absolutely in the Trustor or the Trustor’s estate, as the case may be, with assets that remain part of the trust estate under this Article.  Any Annuity Property that shall have vested in the Trustor as hereinbefore provided shall, upon the Trustor’s subsequent death, vest in the Trustor’s estate.  For purposes of this Article, the term “Annuity Property” shall mean that portion of the trust estate having a fair market value as finally determined for Federal gift tax purposes equal to the lesser of (x) all property held by the Trustees, in the Trustees' capacity as Trustees, at the end of the Annuity Amount due date or (y) the undistributed Annuity Amount.  If the fair market value as finally determined for Federal gift tax purposes of the property then held by the Trustees is greater than the undistributed Annuity Amount at the end of the Annuity Amount due date, the Annuity Property shall consist of those assets having the lowest income tax basis as finally determined for Federal income tax purposes compared to their current fair market values as finally determined for Federal income tax purposes, and if more than one asset has the lowest basis for Federal income tax purpose, the Annuity Property shall consist of a proportionate share of each such asset.  The Annuity Property shall include all income, appreciation and depreciation on all assets that are used to fund the Annuity Property, and all other incidents of ownership attributed thereto.

ARTICLE III

Proration of Certain Payments

There shall be a daily proration between the two Recipients of the regular payment of the Annuity Amount for the period, if any, within which the second Recipient's interest takes effect.

ARTICLE IV

Additional Contributions

A. No Additional Contributions.  No additional contributions shall be made to the GRAT under this Trust Agreement after the initial contribution and prior to the expiration of the GRAT term.  Although no additional contributions may be made to the GRAT, if any transfer is deemed made to the Trustees to be held hereunder, such deemed additional transfer shall be held by the Trustees in a separate trust upon the same terms and conditions as the original contribution to the trust initially created hereunder and such transfer shall not form a part of the GRAT.

ARTICLE V

Definition of GRAT Term

The "GRAT term" shall begin on the day property is transferred to the Trustees and shall expire upon the later of the second anniversary of that date or the earliest later anniversary as shall be necessary in order that the Annuity Amount will constitute a “qualified annuity interest” within the meaning of Reg. § 25.2702-3(b)(1).

ARTICLE VI

Distribution Upon Expiration of GRAT Term

Upon the expiration of the GRAT term, the Trustees shall distribute the GRAT property as follows:

A. If the Trustor's Death Occurs Prior to the Expiration of the GRAT Term. If the Trustor's death occurs prior to the expiration of the GRAT term, and if there is a Federal estate tax in effect at the Trustor's death, any portion of the GRAT property included in the Trustor's gross estate (other than any Annuity Amount due the Trustor or the Trustor's estate) shall be distributed to such person or persons as the Trustor may appoint by a Will or other signed writing specifically referring to this power of appointment or, in default of appointment or insofar as this power of appointment is not effective, shall be distributed in the same manner provided in the paragraph below as if the Trustor is living upon the expiration of the GRAT Term.  If the Trustor's death occurs prior to the expiration of the GRAT term, and if there is a Federal estate tax in effect at the Trustor's death, any portion of the GRAT property not included in the Trustor's gross estate (other than any Annuity Amount due the Trustor or the Trustor's estate) shall be distributed in the same manner provided in the paragraph below as if the Trustor is living upon the expiration of the GRAT Term.  If the Trustor's death occurs prior to the expiration of the GRAT term, and if there is no Federal estate tax in effect at the Trustor's death, the GRAT property (other than any Annuity Amount due the Trustor or the Trustor's estate) shall be distributed in the same manner provided in the paragraph below as if the Trustor is living upon the expiration of the GRAT Term.
B. If the Trustor is Living Upon the Expiration of the GRAT Term.  If the Trustor is living upon the expiration of the GRAT Term, the GRAT property (other than any amount due the Trustor or the Trustor's estate) shall be divided into equal shares for Elizabeth Repass Holmes and Kent-Harris Repass and distributed as follows:  The share for Elizabeth shall be distributed to Elizabeth outright and free of trust, but if Elizabeth Repass Holmes is not then-living, her share shall be distributed to her estate, to be held and administered as part of that estate.  The share for Kent-Harris shall be distributed to the then-acting trustee of the Kent-Harris Repass 2012 Irrevocable Trust, to be held, administered, and distributed under the terms of that trust.

ARTICLE VII

Contingent Distribution

The Trustees shall distribute any property that is not otherwise disposed of under this Trust Agreement to one or more organizations selected by the Trustees, gratuitous transfers to each of which are deductible as charitable transfers for Federal income, estate, and gift tax purposes, which may include the Repass-Rodgers Family Foundation, Inc.

ARTICLE VIII

Certain Income Taxes

The Trustees shall not reimburse the Trustor from assets of any trust hereunder for the Trustor's income tax (Federal, state, local, or foreign) on the amount (if any) of the gross income of such trust that is reportable directly on the Trustor's return under Code Sec. 671.  The Trustor hereby waives any right or eligibility to be reimbursed for such taxes.

ARTICLE IX

Trustee Must Not Disqualify Trust

The Trustees are prohibited from exercising any power or discretion granted under applicable laws or this Trust Agreement that would be inconsistent with the qualification of the Recipients' interest as a Qualified Interest.

ARTICLE X

Irrevocability & Construction of Trust Terms

This Trust Agreement shall be irrevocable.  The Trustor shall have no right to alter it or amend it in any way.  The authorization to distribute income or principal for a beneficiary's support does not include authority to make distributions that would discharge or substitute for any obligation of the Trustor to support the beneficiary.  The Trustor intends that no distribution from a trust hereunder shall be deemed to discharge or substitute for the Trustor's obligation to support a beneficiary of a trust hereunder, and the Trustor directs that no distribution shall be made that would have that effect.

 It is the Trustor's intention that all payments to be made during the GRAT term shall constitute a Qualified Interest and the Trustor directs that this Trust Agreement shall be construed and the GRAT administered to carry out that intent.  If any provision required to be contained in an instrument creating such a Qualified Interest is not otherwise set forth herein, it is hereby incorporated herein by reference and shall have the same force and effect as though expressly set forth herein.  If any provision in this Trust Agreement may not be contained in an instrument creating such a Qualified Interest, such provision shall be void and of no effect hereunder and this Trust Agreement shall be construed and the GRAT administered as though such a provision were not contained herein.

ARTICLE XI

Maximum Duration for Trusts

A. Maximum Duration for Trusts Defined.  The Maximum Duration for Trusts shall end on the date twenty-one (21) years after the death of the last to die of the measuring lives described in the paragraph below entitled "Measuring Lives."

B. Measuring Lives.  The measuring lives under the paragraph above entitled "Maximum Duration for Trusts Defined" shall consist of those of the following individuals who are living at the time that the application of such rules limiting the maximum duration of trusts is deemed to begin:  the Trustor's Spouse, all of the Trustor's descendants and any surviving spouse of a descendant of the Trustor.

ARTICLE XII

Trustees

A. Initial Trustees.

1. Randolph K. Repass and James W. Suozzo are the initial Trustees.

B. Successor Trustee Provisions.

1. At all times that Randolph K. Repass is serving as Trustee, there shall be a Co-Trustee (to ensure that a Trustee other than the Trustor has sole authority to vote the West Marine shares, to determine when the Annuity Amount will be paid within the 105-day period (pursuant to Article II.C), and to serve as sole trustee at the end of the GRAT term).  The Trustor appoints George E. Repass to serve as Trustee in James W. Suozzo’s place if James W. Suozzo is unable or unwilling for any reason to serve as Trustee.

2. If Randolph K. Repass is unable or unwilling for any reason to serve as Trustee, then James W. Suozzo shall serve as sole Trustee with sole authority to administer the trust, but if James W. Suozzo is unable or unwilling for any reason to serve, then George E. Repass shall serve as sole Trustee with sole authority to administer the trust.

C. Special Provisions Regarding Randolph K. Repass as Trustee.  The following provisions shall apply to Randolph K. Repass as Trustee:

1. Randolph K. Repass shall have sole investment authority.
2. Randolph K. Repass shall have no power to vote the shares of West Marine, Inc.
3. Randolph K. Repass shall have no power to determine when the Annuity Amount will be paid within the 105-day period (pursuant to Article II.C).
4. Randolph K. Repass shall cease to act as trustee at the end of the GRAT term.

D. Special Provisions Regarding James W. Suozzo, or His Successor, as Trustee.  The following provisions apply to James W. Suozzo, or his successor, as Trustee:

1. James W. Suozzo, or his successor, shall have the sole power to vote the shares of West Marine, Inc.

2. James W. Suozzo, or his successor, shall have the sole power to determine when the Annuity Amount will be paid within the 105-day period (pursuant to Article II.C).

3. James W. Suozzo, or his successor, shall serve as sole trustee upon the termination of the GRAT term.

E. Compensation of Trustees.  Individual Trustees may receive reasonable compensation in accordance with the law of the State of California in effect at the time of payment, unless the Trustee waives compensation; provided, however, that none of the Trustor, the Trustor's Spouse, or any descendant of the Trustor who is named herein or otherwise appointed to serve as Trustee hereunder shall receive compensation for serving as Trustee hereunder.  A corporate Trustee shall be compensated by agreement with the individual Trustee or, in the absence of such agreement, in accordance with its fee schedule as in effect at the time of payment.

ARTICLE XIII

Fiduciary Provisions

A. General Provisions Regarding Changes in Fiduciaries.

1. In the event that the sole Trustee of a trust is a beneficiary of the trust, the Trustee may appoint, but shall not be required to appoint, a Co-Trustee as provided herein.  A beneficiary's interest shall not be merged or converted into a legal life estate or estate for years because the beneficiary is the sole Trustee.  If this would still happen under applicable law, then a Co-Trustee shall be appointed in preference to such merger or conversion.

2. Separate trusts hereunder may have different Trustees.

3. To the extent not prohibited by applicable law, any Trustee may resign at any time without court approval, whether or not a successor has been appointed, provided the resigning Trustee complies with any applicable state law governing the resignation of the Trustee that may not be waived by a governing instrument.  Such resignation shall be by acknowledged instrument executed by the resigning Trustee and delivered to any other fiduciary acting hereunder, or if none, to the Trustor's then living eldest adult and competent descendant (who, if a Trustee is resigning, is a beneficiary of the trust of which such Trustee is resigning), or if none, then to the guardian of the Trustor's then living eldest descendant (who, if a Trustee is resigning, is a beneficiary of the trust of which such Trustee is resigning), or, if such descendant is a minor and no guardian for such minor has been appointed and is acting, then to the parent of such descendant or other individual with whom such minor resides.

4. If any Trustee is removed, resigns or otherwise ceases to act as Trustee of any trust hereunder, the Trustee shall immediately surrender all records maintained by the Trustee with respect to such trust to the then acting Trustees or, if no other Trustee is then acting with respect to such trust, to the successor Trustee upon receipt of written notice of the designation of the successor Trustee from the person appointing such successor Trustee.

B. Accountings and Other Proceedings.

1. The Trustor directs that a trust hereunder be subject to independent administration with as little court supervision as the applicable state law allows.  The Trustees shall not be required to render to any court annual or other periodic accounts, or any inventory, appraisal, or other returns or reports, except as required by applicable state law.  The Trustees shall take such action for the settlement or approval of accounts at such times and before such courts or without court proceedings as the Trustees shall determine.  The Trustees shall pay the costs and expenses of any such action or proceeding, including (but not limited to) the compensation and expenses of attorneys and guardians, out of the property of the trust.  The Trustees shall not be required to register any trust hereunder except as required by law.

C. Continuation of Trustees' Powers.  Powers granted to the Trustees hereunder or by applicable law shall continue with respect to all property held hereunder to be exercisable by the Trustees until property is actually distributed to a beneficiary.  By way of illustration and not by way of limitation, the Trustees may invest and reinvest and take all investment action with respect to property that has been directed to be distributed and notwithstanding any direction that the property be distributed "as it is then constituted" until such property is actually distributed.

D. Additional General Provisions Regarding Fiduciaries.

1. Under this Trust Agreement, if two or more separate trusts with the same beneficiaries and same terms are created, either by direction or pursuant to the exercise of discretion, the Trustor intends that the separate trusts may but need not have the same investments and may, but need not, follow the same pattern of distributions.  The Trustees' powers shall be exercisable separately with respect to each trust.

2. Except to the extent, if any, specifically provided otherwise in this Trust Agreement, references to the Trustees shall, in their application to a trust hereunder, refer to all those from time to time acting as Trustees and, if two Trustees are eligible to act on any given matter, they shall act unanimously, and if more than two Trustees are eligible to act on a given matter, they shall act by majority.  In the exercise of discretion over distributions, if this Trust Agreement provides that certain Trustees may participate in distributions limited by an ascertainable standard while a different set of Trustees may participate in distributions for any purpose, and if the two sets of Trustees (each acting by its own majority) want to distribute the same item of income or principal to different recipients, then the distribution desired by the set of Trustees participating in distributions for any purpose shall prevail.

3. The Trustees shall be entitled to reimbursement for any out-of-pocket expenditures made or incurred in the proper administration of the trusts under this Trust Agreement or in furtherance of his or her fiduciary duties and obligations.

4. No Trustee shall be liable to anyone for anything done or not done by any other Trustee or any beneficiary.

5. The fact that a Trustee is active in the investment business shall not be deemed a conflict of interest.  Purchases and sales of investments may be made through a corporate Trustee or through any firm of which a corporate or individual Trustee is a partner, member, shareholder, proprietor, associate, employee, owner, subsidiary, affiliate or the like.  Property of a trust hereunder may be invested in individual securities, mutual funds, partnerships, LLCs, private placements or other forms of investment promoted, underwritten, managed or advised by a Trustee or such a firm.

6. The Trustees may employ and rely upon advice given by investment counsel, delegate discretionary investment authority over investments to investment counsel and pay investment counsel reasonable compensation in addition to fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation.  The Trustees may acquire and retain investments that present a higher degree of risk than would normally be authorized by the applicable rules of fiduciary investment and conduct, may make short sales of any type, and may engage in any other type of financial investment or arrangement even if not specifically described herein and even if not currently used in markets at the time of execution of this Trust Agreement.  No investment, no matter how risky or speculative, shall be absolutely prohibited, so long as prudent procedures are followed in selecting and retaining the investment.  The Trustees may, but need not, favor retention of assets originally owned by the Trustor.  The Trustees shall not be under any duty to diversify investments, regardless of any rule of law requiring diversification, and any such duty is hereby waived.  The Trustees may retain and acquire property that does not produce income, subject to any restrictions or qualifications of this power set forth elsewhere in this Trust Agreement.

7. The fact that a Trustee (or a firm of which a Trustee is a member or with which a Trustee is otherwise affiliated) renders legal or other professional services to a trust hereunder shall not be deemed a conflict of interest, and the Trustees may, if permitted by applicable state law, pay fees for such services to such Trustee or firm without prior approval of any court or any beneficiary, whether or not there is a Trustee to approve such payment.  An attorney or other Trustee who also renders professional services shall receive full compensation for both services as a Trustee and the professional services rendered, except as specifically limited by law.

8. If the Trustor has given the Trustees discretion concerning distributions of income or principal, that discretion shall be absolute and uncontrolled and subject to correction by a court only if the Trustees should act utterly without reason, in bad faith, or in violation of specific provisions of this Trust Agreement.  If the Trustor has set forth general guidelines (as opposed to directions or dollar limits) for the Trustees in making distributions, those guidelines shall be merely suggestive and shall not create an enforceable standard whereby a distribution could be criticized or compelled.  It is the Trustor's strong belief that the Trustees will be in the best position to interpret and carry out the intentions expressed herein under changing circumstances.  This paragraph shall not, however, apply to any standards framed in terms of health, education, maintenance or support (including support in an accustomed manner of living), as those words shall create an ascertainable standard for Federal tax purposes under Code Sec. 2041(b), when applied to a Trustee's power or a power held individually, although even in those cases the holder of the power shall have as much discretion as is consistent therewith.  An Interested Trustee who is otherwise authorized to make distributions to himself or herself subject to an ascertainable standard may exercise such discretion, notwithstanding any contrary rule of law, unless such authorization would cause the trust property to be subject to the claims of the creditors of such Interested Trustee.

9. Notwithstanding any other provision of this Trust Agreement, each Trustee is prohibited from making, voting on or otherwise participating in any discretionary distribution of income or principal from a trust that would discharge or substitute for a legal obligation of that Trustee, including the obligation to support a beneficiary of the trust.  Further, notwithstanding any other provision of this Trust Agreement, any Trustee authorized to distribute income or principal for his or her own health, education, maintenance or support in his or her accustomed manner of living, as those words shall create an ascertainable standard for Federal tax purposes under Code Sec. 2041(b), shall consider all resources reasonably available to himself or herself.  Subject to that, in exercising discretion over distributions, the Trustees may consider or disregard other resources available to any beneficiary.

10. A Trustee may irrevocably release one or more powers held by the Trustee while retaining other powers.

11. Any Trustee may delegate to a Co-Trustee any power held by the delegating Trustee, but only if the Co-Trustee is authorized to exercise the power delegated.  A delegation may be revocable, but while it is in effect the delegating Trustee shall have no responsibility concerning the exercise of the delegated power.

12. Unless the Trustor has specifically provided otherwise, and subject to any ascertainable standard governing its exercise for Federal tax purposes under Code Sec. 2041(b), the Trustees' discretionary power to distribute income or principal includes the power to distribute all of such income and/or principal to one or more members of a class to the exclusion of others, whether or not the terms of the trust specifically mention that possibility.

E. Waiver of Bond.  No Trustee shall be required to give bond or other security in any jurisdiction and, if despite this exoneration, a bond is nevertheless required, no sureties shall be required.

ARTICLE XIV

Governing Law and Trustee Powers

The interpretation and operation of the trust shall be governed by the laws of the State of California.  The Trustees may, without prior authority from any court, exercise all powers conferred by this Trust Agreement or by common law or by any fiduciary powers act or other statute of the State of California or any other jurisdiction whose law applies to the trust, including without limitation, all of the powers granted to trustees generally under the provision of California Probate Code sections 16220 through 16249, inclusive, as amended, which are hereby incorporated into this Trust Agreement.  The Trustees shall have sole and absolute discretion in exercising these powers.  Except as specifically limited by this Trust Agreement, these powers shall extend to all property held by the Trustees until actual distribution of the property.  In order to fully effectuate the powers of the Trustees, specific reference is now made to all of the powers granted to trustees generally under the provision of California Probate Code sections 16220 through 16249, inclusive, as amended.  The powers of the Trustees shall include the following:

A. Powers of Randolph K. Repass as Sole Investment Trustee.  In addition to any other power granted by applicable law or herein granted, and except as may otherwise be provided herein, Randolph K. Repass, while he is serving as Trustee, shall have the sole and absolute authority (acting alone and without the consent or approval of any other Trustee acting hereunder) to execute documents or take other action regarding decisions about the investment of the assets of any trust hereunder including, but not limited to, the purchase, retention or sale of any assets held in any such trust; provided, however, that Randolph K. Repass shall not have the power to vote the shares of West Marine, Inc.

B. Special Trustee Liability Provision.  Some persons may be hesitant to serve as Trustee hereunder because of a concern about potential liability. Therefore, with respect to any trust created hereunder (i) no Trustee shall incur any liability by reason of any error of judgment, mistake of law, or action of any kind taken or omitted to be taken in connection with the administration of any trust created hereunder if in good faith reasonably believed by such Trustee to be in accordance with the provisions and intent hereof, except for matters involving such Trustee's willful misconduct or gross negligence proved by clear and convincing evidence, (ii) no Trustee shall have any fiduciary responsibility to observe, monitor or evaluate the actions of any other Trustee and shall not be liable to any party for the failure to seek to remedy a breach of trust, or in a recurring situation to request instructions from a court having jurisdiction over the trust, even if a Trustee may be guilty of a gross violation of fiduciary duties hereunder, and (iii) each Trustee shall be fully indemnified by the trust estate against any claim or demand by any trust beneficiary or trust creditor, except for any claim or demand based on such Trustee's willful misconduct or gross negligence proved by clear and convincing evidence.  Expenses incurred by a Trustee in defending any such claim or demand shall be paid by the trust estate in advance of the final disposition of such claim or demand, upon receipt of an undertaking by or on behalf of such Trustee to repay such amount if it shall ultimately be determined that such Trustee is not entitled to be indemnified as authorized by this paragraph.  In no event shall any Trustee hereunder be liable for any matter with respect to which he, she or it is not authorized to participate hereunder (including the duty to review or monitor trust investments).

C. Allocate Gain to Accounting Income.  The Trustees (excluding, however, any Interested Trustee) may allocate any capital gain recognized by any trust hereunder to accounting income, which allocation shall be evidenced by the execution by the Trustees of an instrument in writing and kept with the records of the trust.

D. Security Interests.  The Trustees may grant security interests and execute all instruments creating such interests upon such terms as the Trustees may deem advisable.

E. Tax Elections and Allocations.  The Trustees may make all tax elections and allocations the Trustees may consider appropriate; provided, however, this authority is exercisable only in a fiduciary capacity and may not be used to enlarge or shift any beneficial interest except as an incidental consequence of the discharge of fiduciary duties.  Tax elections and allocations made in good faith shall not require equitable adjustments.

F. Distributions in Cash or Kind.  The Trustees may, without the consent of any beneficiary, distribute in cash or in kind, even though a Trustee has an interest affected by the distribution and even though different beneficiaries entitled to the same sum or share may thereby receive different mixes of assets, possibly with different income tax bases, as long as the fair market value of property on the date of distribution is used in determining the extent to which any distribution satisfies a sum or share.  The decision of the Trustees in dividing any portion of the trust property between or among multiple beneficiaries shall be binding on all persons.

G. Distributions for Real and Personal Property Usage.  The Trustees may permit any individual eligible to receive distributions of income from a trust to occupy any real property or cooperative apartment or use any tangible personal property forming part of the trust upon such terms as the Trustees shall deem proper, whether rent free or in consideration of the payment of taxes, insurance, maintenance and ordinary repairs, or otherwise.

H. Hold Trusts as Combined Fund.  The Trustees may hold two or more trusts hereunder as a combined fund (allocating ratably to such trusts all receipts from, and expenses of, the combined fund) for convenience in investment and administration, but no combination of trusts for this purpose may alter their status as separate trusts.

I. Reliance Upon Advice.  The Trustees may employ and rely upon advice given by accountants, attorneys, investment bankers, and other expert advisors and employ agents, clerks and other employees and pay reasonable compensation to such advisors or employees in addition to fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation.

J. Trustee as Agent.  Trustees serving in any jurisdiction in which a corporate trustee is unable to serve as Trustee may use such corporate trustee as an agent to perform any task that may lawfully be performed by such an agent in that jurisdiction, and may pay to such corporate trustee such compensation for its services as an agent as shall be agreed upon by all Trustees.

K. Custodian Employed.  The Trustees may employ a custodian, hold property unregistered or in the name of a nominee (including the nominee of any bank, trust company, brokerage house or other institution employed as custodian), and pay reasonable compensation to a custodian in addition to any fees otherwise payable to the Trustees, notwithstanding any rule of law otherwise prohibiting such dual compensation.

L. No Portion of Trust Includible in Gross Estate.  It is the Trustor's intent that after the GRAT term no portion of any trust hereunder be includible in the Trustor's gross estate or the gross estate of the Trustor's Spouse for Federal estate tax purposes.  Accordingly, and notwithstanding any provision herein contained to the contrary, this Trust Agreement shall be construed and the trusts hereunder administered in accordance with and to achieve that intention.

ARTICLE XV

Power to Substitute Property

The Trustor appoints George E. Repass as the Substitutor.  During the Trustor's lifetime, the Substitutor shall have the power, exercisable at any time and from time to time in a non-fiduciary capacity (within the meaning of Code Sec. 675(4)) without the approval or consent of any person in a fiduciary capacity within the meaning of that section, to acquire or reacquire any asset or assets forming part of the trust estate for as long as the Trustor is living during the GRAT term and thereafter until all payments due the Trustor have been made by substituting other property of an equivalent value, determined as of the date of such substitution.  The Trustor directs that this power is not assignable, and any attempted assignment will make this power void.  Without reducing or eliminating the fiduciary duties imposed on the Trustees hereunder or by applicable law, the Substitutor shall exercise this power to substitute property by certifying in writing that the substituted property and the trust property for which it is substituted are of equivalent value, and the Trustees shall have a fiduciary obligation to ensure the Substitutor’s compliance with the terms of this power by being satisfied in advance of completing the substitution that the properties acquired and substituted are in fact of equivalent value, within the meaning of Revenue Ruling 2008-22.  This power to substitute property cannot be exercised in a manner that can shift benefits among the trust beneficiaries.  Without limiting the foregoing prohibition upon shifting benefits among trust beneficiaries, the Trustees shall have, with respect to any trust which is not being administered as a unitrust or the distributions from which are not limited to discretionary distributions of principal and income (so that the power to reinvest the principal of the trust and the duty of impartiality are not required in order to avoid this power of substitution potentially causing a shift of benefits among trust beneficiaries, all within the meaning of Revenue Ruling 2008-22), the power to reinvest the principal of the trust and the duty of impartiality with respect to trust beneficiaries at all times while this power of substitution is in effect.  The foregoing grant of a power of reinvestment and imposition of a duty of impartiality are included herein for compliance with Revenue Ruling 2008-22, and whenever such power and duty are not granted and imposed under this Article, the remaining provisions of this Agreement shall determine whether and to what extent such power and duty are granted and imposed.  The Substitutor may at any time during the Trustor's lifetime release such power, in whole or in part, by delivery of an acknowledged instrument in writing to the Trustees.  Any such release made by the Substitutor shall be irrevocable, and shall be binding upon all current and successor Trustees, the current and any successor Substitutor, and all persons interested hereunder, and no person shall thereafter have the power to substitute trust property under this Article to the extent of such release.  Any Substitutor may cease to act as Substitutor by delivery of a written and acknowledged notice to the Trustees.  If the Substitutor should cease to act for any reason without having fully released the power to substitute property as provided under this Article, and if no successor Substitutor has otherwise been named, the successor Substitutor shall be such individual as shall be designated by a written and acknowledged instrument executed by the Trustees.  If at any time prior to the complete release of the power of substitution there is no Substitutor acting hereunder, the Trustees (other than the Trustor), acting in an individual capacity and not in a fiduciary capacity, shall exercise the Substitutor's powers under this Article until the appointment of a successor Substitutor as provided in this Article.

ARTICLE XVI

Definitions and Miscellaneous Provisions

The following definitions and miscellaneous provisions shall apply under this Trust Agreement:

A. Children and Descendants.  References to "children" and "descendants" shall include children and descendants whenever born.  For purposes of this Trust Agreement, the terms "child," "grandchild," "descendant" (including any referred to as "the Trustor's" or "of the Trustor") and the plural forms thereof shall mean any person who is a child, grandchild or descendant of the Trustor
.
B. Spouse.  An individual's "spouse" (other than with respect to the Trustor) is the person (if any) to whom that individual is married at any given time.

C. Surviving Spouse.  The "surviving spouse" of an individual, other than with respect to the Trustor, is the person (if any) who survives that individual and who is married to and living with that individual as a married couple at the time of his or her death.

D. Minor and Adult.  Whether an individual is a minor or an adult shall be determined under the laws of the individual's domicile at the time in question, except in cases when this Trust Agreement has specifically defined "Minor" to mean a person under twenty-one (21) years of age.

E. Code and Regulations.  References to the "Internal Revenue Code" or "Code" or to provisions thereof are to the Internal Revenue Code of 1986, as amended at the time in question.  References to the "Regulations" and "Regs." are to the Regulations under the Code.  If, by the time in question, a particular provision of the Code has been renumbered, or the Code has been superseded by a subsequent Federal tax law, the reference shall be deemed to be to the renumbered provision or the corresponding provision of the subsequent law, unless to do so would clearly be contrary to the Trustor's intent as expressed in this Trust Agreement.  A similar rule shall apply to references to the Regulations.

F. Interested Trustee.  With respect to any trust, an "Interested Trustee" is a Trustee who is (i) a transferor of property to the trust, including a person whose qualified disclaimer resulted in property passing to the trust; or (ii) a person who is, or in the future may be, eligible to receive income or principal pursuant to the terms of the trust.  A Trustee described in (i) is an Interested Trustee only with respect to the transferred property (including income and gain on, and reinvestment of, such property).  A person is described in (ii) even if he or she has a remote contingent remainder interest, but is not described in (ii) if the person's only interest is as a potential appointee under a non-fiduciary power of appointment held by another person which has not yet been exercised or the exercise of which can take effect only in the future, such as a testamentary power held by a living person.  A Trustee who is not an Interested Trustee is a "Disinterested Trustee."

G. By Right of Representation.  Property that is to be divided among an individual's surviving or then-living descendants "by right of representation" or in "shares by right of representation" shall be divided into as many equal shares as there are children of the individual who are then living or who have died leaving surviving or then-living descendants.  A share allocated to a deceased child of the individual shall be divided further among such deceased child's surviving or then-living descendants in the same manner.

H. Executor.  Whenever herein a reference is made to the Trustor's or another person's Executor, such reference shall be to those serving as the fiduciary of that person's estate, whether or not their title is Executor under applicable state law.

I. Incapacitated Trustee.  A Trustee shall be deemed to be "incapacitated" (and while incapacitated shall not serve as a Trustee) if another then-serving Trustee or, if there is none, the next successor Trustee receives written certification that the examined individual is physically or mentally incapable of managing the affairs of the trust, whether or not there is an adjudication of incompetence.

1. This certification shall be valid only if it is signed by at least two (2) licensed physicians, each of whom has personally examined the Trustee.
2. This certification need not indicate any cause for the Trustee’s incapacity.
3. A certification of incapacity shall be rescinded when a serving Trustee receives a certification that the former Trustee is capable of managing the trust's affairs.  This certification, too, shall be valid only if it is signed by at least two (2) licensed physicians, each of whom has personally examined the Trustee.
4. No person is liable to anyone for actions taken in reliance on the certifications under this paragraph or for dealing with a Trustee other than the one removed for incapacity based on these certifications.

J. Terms Relating to Taxes in Effect at Death.

1. The phrase “if there is a Federal estate tax in effect at the Trustor's death” (or the past tense of thereof using the verb “was”) shall, in this Trust Agreement, mean that Chapter 11 of Subtitle B of the Code applies to the Trustor's estate, or is lawfully, retroactively reenacted so to apply, or applies by election or otherwise, taking into account any retroactive reenactment, any election that is actually made, and any judicial declaration of unconstitutionality that occurs by the end of the calendar year immediately following the calendar year of the Trustor's death.

2. The phrase “if there is no Federal estate tax in effect at the Trustor's death” (or the past tense thereof using the verb “was”) shall, in this Trust Agreement, mean that Chapter 11 of Subtitle B of the Code does not apply to the Trustor's estate, and is not lawfully, retroactively reenacted so to apply, and does not apply by election or otherwise, taking into account any retroactive reenactment, any election that is actually made, and any judicial declaration of unconstitutionality that occurs by the end of the calendar year immediately following the calendar year of the Trustor's death.

K.  Change of Situs.  The situs of the property of any trust created hereunder may be maintained in any jurisdiction, in the discretion of the Trustees (other than an Interested Trustee), and thereafter transferred at any time or times to any jurisdiction selected by the Trustees (other than an Interested Trustee).  Upon any such transfer of situs, the trust estate of that trust may thereafter, at the election of the Trustees (other than an Interested Trustee) of said trust, be administered exclusively under the laws of (and subject, as required, to the exclusive supervision of the courts of) the jurisdiction to which it has been transferred.  Accordingly, if the Trustees (other than an Interested Trustee) of any trust created hereunder elect to change the situs of any such trust, said Trustees are hereby relieved of any requirement of having to qualify in any other jurisdiction and of any requirement of having to account in any court of such other jurisdiction.

ARTICLE XVII

Savings Clause

Should any of the provisions or directions of this Trust Agreement fail or be held ineffectual or invalid for any reason, it is the Trustor's desire that no other portion or provision of this Trust Agreement be invalidated, impaired or affected thereby, but that this Trust Agreement be construed as if such invalid provision or direction had not been contained therein.

ARTICLE XVIII

Captions

The captions used in this Trust Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Trust Agreement or the intent of any provision therein.

IN WITNESS WHEREOF, the Trustees and the Trustor have signed this Trust Agreement, effective the day and year first above written and executed by each of them on the dates set forth below.

Dated: March 1, 2016

/s/ Randolph K. Repass
Randolph K. Repass, as Trustor and Trustee

Dated: March 1, 2016

/s/ James W. Suozzo
James W. Suozzo, as Trustee

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SCHEDULE A

One million five hundred thousand (1,500,000) shares of West Marine, Inc. common stock